Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form S-8, pertaining to the registration of common stock and to the incorporation by reference of our reports dated February 28, 2007, with respect to the consolidated financial statements and schedules of Aon Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2006, Aon Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Aon Corporation filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois

September 4, 2007